Exhibit 99.1
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Janssen and Sepracor Announce Propulsid(R) Metabolite Licensing Agreement

Contacts:
David P. Southwell
Chief Financial Officer
Sepracor Inc.

Jonae R. Barnes
Director, Investor Relations
Sepracor Inc.
(508) 481-6700

MARLBOROUGH, Mass., July 21, 1998 -- Sepracor Inc. (Nasdaq: SEPR) today announced a licensing agreement with Janssen Pharmaceutica, N.V., a wholly-owned subsidiary of Johnson & Johnson (NYSE: JNJ), relating to (+) norcisapride, an isomer of the active metabolite of Propulsid(R) (cisapride). Propulsid, marketed by Janssen Pharmaceutica, is indicated for the symptomatic treatment of patients with nocturnal heartburn due to gastroesophaegeal reflux disease (GERD). In 1997, worldwide sales of Propulsid exceeded $1 billion for the first time.

"We are very pleased to be collaborating with Janssen on another ICE compound, which may provide a platform to expand the Propulsid franchise. The isomer of norcisapride has the potential for reduced side effects, increased efficacy and less frequent dosing, and the opportunity for additional indications such as emesis, irritable bowel syndrome, and bulimia," said Timothy J. Barberich, President and Chief Executive Officer of Sepracor Inc.

Under the terms of the agreement, Sepracor has exclusively licensed to Janssen all of Sepracor's worldwide rights to develop and market norcisapride enantiomers. Janssen will pay Sepracor royalties on product sales beginning upon launch and royalties will escalate upon achievement of sales volume milestones. Under certain circumstances, Sepracor may co-promote the product in the pediatric market.

"This Agreement with Janssen further validates Sepracor's ICE strategy as a unique opportunity to potentially improve and extend the life cycle of major pharmaceutical franchises," said David S. Barlow, President of Pharmaceuticals at Sepracor.

Sepracor is a specialty pharmaceutical company that develops and commercializes potentially improved versions of widely-prescribed drugs. Referred to as Improved Chemical Entities ("ICE"), Sepracor's ICE Pharmaceuticals are being developed as proprietary, single-isomer or active metabolite versions of these leading drugs. ICE Pharmaceuticals are designed to offer meaningful improvements in patient outcome through reduced side effects, increased therapeutic efficacy, improved dosage forms, and in some cases the opportunity for additional indications.
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This news release contains forward-looking statements that involve risks and uncertainties, including statements with respect to the safety, efficacy and potential benefits of the company's ICE Pharmaceuticals under development. Among the factors that could cause actual results to differ materially from those indicated by such forward-looking statements are: the results of the company's clinical trials with respect to its products under development; the scope of the company's patent protection with respect to such product candidates; the availability of sufficient funds to continue research and development efforts; and certain other factors that may affect future operating results and are detailed in the company's periodic reports filed with the Securities and Exchange Commission.

Propulsid is a registered trademark of Johnson & Johnson.

To receive a copy of this release or any recent release via fax, call Sepracor's automated news fax line at 1-800-758-5804 ext. 780960.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding Sepracor Inc.'s business which are not historical facts are "forward-looking statements" that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see "Risk Factors" in the Company's Annual Report on Form 10-K for the most recently ended fiscal year.